EXHIBIT 21.1

APPHARVEST, INC.
List of Subsidiaries

Subsidiary	Jurisdiction
AppHarvest Operations, Inc.	Delaware
AppHarvest Morehead Farm, LLC	Delaware
AppHarvest Richmond Farm, LLC	Delaware
AppHarvest Berea Farm, LLC	Delaware
AppHarvest Pulaski Farm, LLC	Delaware
AppHarvest Technology, Inc.	Delaware